Exhibit 4.1

[FORM OF AMENDMENT TO WARRANTS]

ENER-CORE, INC.

Amendment to Warrant(s)

This AMENDMENT TO WARRANt(S) (this “Amendment”) is furnished to you, [HOLDER] (the “Holder”), pursuant to Section 9 of that certain warrant or those certain warrants, as appropriate, to purchase certain shares of the common stock, par value $0.0001 per share (the “Common Stock”), of Ener-Core, Inc., a Delaware corporation (the “Company”), referenced on Schedule A hereto, as may be amended from time to time (the “Warrants” and each, a “Warrant”). Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Warrants.

RECITALS

WHEREAS, pursuant to Section 9 of the Warrant(s), the written consent of the Holder is required to amend or waive any provision of the Warrant(s); and

WHEREAS, the Company and the Holder desire to amend the Warrant(s) as set forth below to be effective as of the date hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.           Adjustment to Exercise Price. The exercise price of the Warrant(s) is hereby adjusted to $4.00 per share.

2.           Amendment to Section 4(c). Section 4(c) of the Warrant(s) is hereby amended and restated as follows:

(c) Notwithstanding the foregoing, in the event of a Fundamental Transaction, at the request of the Holder delivered before the thirtieth (30th) day after the occurrence or consummation of such Fundamental Transaction, the Company (or the Successor Entity) shall purchase this Warrant from the Holder by paying to the Holder, within ten (10) Business Days after such request (or, if later, on the effective date of the Fundamental Transaction), at the option of the Company, either (x) Common Stock (or corresponding consideration payable as provided in the third-to-last sentence of Section 4(b) in connection with a Corporate Event, as applicable) valued at the value of the consideration received by the shareholders in such Change of Control or (y) cash, in each case, in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the effective date of such Fundamental Transaction.”

3.           Effect of Amendment. Except as expressly modified by the terms and provisions of this Amendment, all of the terms and provisions of the Warrant(s) shall remain in full force and effect.

4.           Governing Law. This Amendment shall be governed by the internal laws of the State of New York.

5.           Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment may be executed by fax or electronic mail, in PDF format, and no party hereto may contest this Amendment’s validity solely because a signature was faxed or otherwise sent electronically.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of August 24, 2016.

ENER-CORE, INC.

By:
Name:	Domonic J. Carney
Title:	Chief Financial Officer

HOLDER

By:
Name:
Title:

Signature Page To Amendment To Warrant(s)

Schedule A

Warrant(s)

Warrant Number	Date of Issuance	Date of Expiration	Shares	Exercise Price, Pre-Adjustment	Exercise Price, as Adjusted

Schedule A